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                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                           THE RIVERFRONT FUNDS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                                        RIVERFRONT FUNDS

INTRODUCTION

Hello, my name is __________. I'm calling from DF King on behalf of the Riverfront Funds. May I please speak with ________ ?

The Directors of The Riverfront Funds mailed you proxy material concerning the upcoming meeting of shareholders, which is scheduled to be held on August 7, 1998. I'm calling to find out if you have received these materials. Do you have a moment?

Have you received the proxy materials in the mail?

   If not, then help the shareholder obtain the material he required. If a NOBO, he should contact his broker. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as "14" or "15".

Are you familiar with the proposal? Do you have any questions?

   Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his Board of Directors has recommended that he vote in favor of the proposal. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections.

At your earliest convenience, please vote by signing and dating the proxy card you received, and returning it in the envelope provided. If you like, I can record your vote over the telephone right now, Okay?

   Allow the person to give you a response. If the person says he has already sent in the proxy, do not ask how he/she voted.

Here's how we'll proceed. We'll record this phone call. I'll ask you for your name, confirmation of receipt of the materials, your address and the last 4 digits of your social security number. Then we'll take your vote. Within 72 hours, we'll mail you a letter confirming your vote, which will tell you how to make any changes you wish. Are you ready?

   Depending on answer, TAB down and hit either "y" or "N".

BEGIN THE VOTE

   Turn on the tape recorder.

At this time, I'll begin recording the call. First, I'll reintroduce myself. My name is ________ , calling from DF King & Co. on behalf of The Riverfront Funds. Today's date is ________ and the time is ________.

May I please have your name?





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Have you received the proxy materials?

May I please have your address?

And finally, may I have the last 4 digits of your social security number?

   Input the last 4 digits of the SSN. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his shares. However, if the shareholder continues to resist, you have no choice but to politely end the call. In this case, return to the first screen (Shift TAB) and hit "N", which will take you to the disposition screen.

ACTUAL VOTING

Your Board of Directors has made a proposal which they have studied carefully. They recommend that you vote in favor of the proposal. Would you like to vote in favor of the proposal as recommended by your Board?

   Hit either "Y" or "N". If you hit "Y", then the computer will fill in the response for the proposal. If you hit "N", then you will have to input votes one by one. If you are required to send the proposal, end the proposal by saying, "Your Board recommends that you vote in favor. How would you like to vote?" For this proposal, the valid response is:

          F = For proposal.
          A = Against proposal.
          S = Abstain.

CLOSING

I have recorded your vote. You have voted ________ . Is that correct?

   If it is correct, then hit "Y". If you hit "Y" at this point, it is too late not to vote. Do not hit this "Y" unless you are absolutely certain that the shareholder intends to vote. If it is not correct, then hit "N". The cursor will return to the top of the ballot and allow you to make corrections.

In the next 72 hours, we will mail you a letter confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.

   Turn off the tape recorder. Record the shareholder's name and number of shares on your log. Finish the phone call. If you get a verbal vote, the only valid disposition is "01". If you do not get a verbal vote, then you may use any valid disposition except "01".
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NOBO ANSWERING MACHINE MESSAGE

Hello, this is ________ calling from DF King & Co. on behalf of the RIVERFRONT FUNDS. You should have received materials in the mail, concerning the Special Shareholders Meeting scheduled to be held on August 7, 1998. At your earliest convenience, please sign, date, and return the proxy card in the envelope provided. If you have any questions or would like to vote your shares by telephone, please call DF King at 1-800-769-4414. If you have already mailed back your proxy, please disregard this message and accept our thanks.

REGISTERED ANSWERING MACHINE MESSAGE

Hello, this is ________ calling from DF King & Co. on behalf of the RIVERFRONT FUNDS. You should have received materials in the mail concerning the Special Shareholders Meeting scheduled to be held on August 7, 1998. At your earliest convenience, please sign, date, and return the proxy card in the envelope provided. If you have any questions, or would like to vote your shares by telephone, please call DF King at 1-800-769-4414. If you have already mailed back your proxy, please disregard this message and accept our thanks.